Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is hereby entered into as of May 5, 2017 by and between ENSERVCO CORPORATION (the “Company”) and RICK D. KASCH (the “Executive”), who are collectively referred to herein as the “Parties” and each as a “Party.”

WHEREAS, Executive is employed as President and Chief Executive Officer of the Company pursuant to an Employment Agreement between the Parities entered into effective June 22, 2016 (“Employment Agreement”) and is a member of the Company’s Board of Directors. The Employment Agreement provides for certain benefits and compensation to be paid to the Executive upon termination of his employment. The Company has contemplated termination of the Executive. The Executive and the Company desire to resolve all potential claims of the Executive under the Employment Agreement and the Executive is willing to resign his positions with the Company and its subsidiaries effective on June 30, 2017, although Executive is willing to resign as President, CEO, and as a member of the Company’s Board of Directors sooner should he be requested to do so by the Board of Directors; and

WHEREAS, the Executive is willing to facilitate the transition to a new person serving as President and CEO of the Company during the remaining term of the Executive’s employment and as a consultant thereafter; and

WHEREAS, Company desires to provide Executive with certain modified severance payments and benefits in recognition of Executive’s service and contributions to the Company and to settle, fully and finally, all matters between them.

THEREFORE, in consideration of the terms and promises made in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     Termination of Executive. Executive’s employment with the Company shall terminate pursuant to the terms of this Agreement, including, but not limited to, his positions as Chief Executive Officer and President and as member of the Company’s Board of Directors, as well as from any officer of director position with any subsidiary of the Company, effective May 31, 2017 (“Salary Termination Date”) but will continue to serve as a consultant to the Company until June 30, 2017 (the “Separation Date”). The parties intend and agree that such termination is involuntary and constitutes an “Involuntary Separation from Service” as defined in Treasury Regulation § 1.409A-1(n). At the request of the Board of Directors, the Executive will resign as President, Chief Executive Officer, and as a member of the Company’s Board of Directors prior to the Salary Termination Date.

2.     Executive’s Compensation. In lieu of and in settlement of the amounts due to Executive under the Employment Agreement, the Company agrees to pay and provide to Executive the following amounts and benefits:

(a)     Accrued Salary and Benefits. The Company shall pay Executive his base salary through May 31, 2017 in accordance with the normal schedule for such payment subject to the Executive’s agreement that such salary shall be reduced to 50% of his base salary effective May 5, 2017, on which date, pursuant to the Board of Directors’ request, Executive hereby resigns as an officer and director of the Company and its subsidiaries. On the next regular payday of the Company following the Salary Termination Date, Executive shall be paid any remaining balance of the accrued and unpaid amount of his reduced base salary, together with benefits, including unused vacation days (which amount to $25,044.78) and expense reimbursements which are then due and payable under the Employment Agreement. This payment shall be paid regardless of the Executive’s right to revoke this Agreement under Section 15, below.

(b)     Severance Benefits. If Executive does not exercise his right to revoke this Agreement under Section 15 below, Executive shall receive the following severance payments (“Severance Benefits”), subject to appropriate employer and employee withholding by the Company as contemplated in Section 3 below, all of such payments to be treated as “wages” as defined in C.R.S. § 8-4-101(14)(a) notwithstanding § 8-4-101(14)(b):

(i)

Payment to Executive of $391,000 as follows: (1) an initial payment in the amount of $120,000 on the Salary Termination Date and (2) the balance of $271,000 payable in 11 equal monthly installments of $24,636.36 commencing on July 1, 2017 with a final installment of the balance then due on June 1, 2018; and

(ii)	A bonus payment of $120,000 on or before April 1, 2018.

(iii)	Automobile allowance pursuant to Section 5(a)(i) of the Employment Agreement in the amount of $25,199.85 on the first payday following the Separation Date;

(iv)

Health care benefits pursuant to Section 5(a)(ii) of the Employment Agreement in the amount of $18,793.71 (not including vision, dental and life insurance which the Company will continue for the Executive for 18 months following the Separation Date) on the first payday following the Separation Date;

(v)

401(k) matching benefit which would be based on the remaining salary and bonus amounts pursuant to Section 5(a) of the Employment Agreement in the amount of $21,839.48 on the first payday following the Separation Date.

(c)     Stock Options. Executive holds certain stock options to purchase shares of the Company’s common stock pursuant to the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and the Replacement Grant that is subject to a new stock incentive plan (the “2016 Plan”) as described in that certain Recession of Excess Option Grants and Grant of New Option Agreements (all of which are referred to herein as the “Option Agreement”) between the Parties dated July 18, 2016. All non-vested stock options held by Executive will immediately vest on the Separation Date and (in accordance with the agreements establishing such options) Executive will have three months from and after the Separation Date to exercise his options in accordance with the applicable Option Agreements between the Parties.

(d)     Change of Control. In the event of a Change of Control (as defined in the Employment Agreement), all unpaid obligations to be paid under paragraphs 2(a) or 2(b) will be payable to Executive immediately before the completion of such transaction, and such payment will be subject to the provisions of Section 3, below.

3.     Tax Liability. The parties agree that the severance payments as described in Sections 2(a) and 2(b) are employee compensation for the purposes of the Internal Revenue Code, and the Company will make all appropriate employee and employer withholdings relating thereto and report the severance payment on IRS Form W-2. Company will have the right to deduct from any compensation payable to Executive under this Agreement all federal, state and local income taxes, social security taxes and such other mandatory deductions normally deducted from the Executive’s compensation (that is, the Company will not deduct from Executive’s compensation the employer’s share of FICA, FUTA, Medicaid, etc.) as may now be in effect or may be enacted or required after the Effective Date of this Agreement.

4.     Section 409A. The parties believe that this Agreement, and the manner and timing of payments, benefits and amounts to be deferred hereunder are exempt from the requirements and provisions of Section 409A of the Code pursuant to the exemptions thereunder, including, but not limited to the short term deferral and payment exemption under Treasury Regulation § 1.409A-1(b)(4)(i) and/or the payment limitations applicable under Treasury Regulation § 1.409A-1(b)(9)(iii) applicable to involuntary terminations, or other applicable exemptions. Each installment payment of salary, compensation, bonuses or other amounts to Executive hereunder, vesting of stock options, or other benefit shall be treated as a separate payment for purposes of Section 409A of the Code and the exemptions thereunder and the parties intend that such exemptions apply to exempt all or as much of the payments to be made to Executive hereunder from Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A of the Code (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Section 409A of the Code and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:

(a)     Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 2(b) upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a Separation from Service. For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).

(b)     Six-Month Delay. If, at the time of a Separation from Service of the Executive, the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 2(b) upon the Separation from Service of the Executive shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 2(a). All such amounts that would, but for this Section 4(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c)     Stock-Based Awards. The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date.

(d)     Installments. Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

(e)     Reimbursements. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

5.     Section 280G Safe Harbor Cap. If it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to this Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control of the Company, or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the "Total Payments''), is or will be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), if the net after-tax payment to Executive after reducing Executive's Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction.

The reduction of the amounts payable hereunder, if applicable, shall be made by reducing payments that trigger the excise tax, and such reductions will be first applied to the payment made pursuant to the Agreement and then to payments pursuant to any other agreements that are not subject to Section 409A of the Code, and finally to payments pursuant to any other agreements that are subject to Section 409A of the Code, provided that Executive shall have no ability to designate the order of such reductions. All mathematical determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section 5, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm selected by the Company (the "Accounting Firm'').

If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the "Cutback Payment") and it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 5 (such excess amount hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment. The Company or Executive, as applicable, shall notify the other within 30 days of its receipt of such final determination of the amount of the Excess Payment, along with a copy of the final determination, and Executive shall repay the Excess Payment amount to the Company within 30 days of such notification; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall provide the Company with written evidence of such requirement to pay an Excise Tax amount, and shall then be required to repay the Excess Payment reduced by such Excise Tax amount (or if already paid by Executive, the Company shall reimburse Executive within 10 days of proof of payment).

6.     Consultation by Executive. Executive agrees to continue to cooperate and consult with the Company and its executive officers and Board of Directors after the Separation Date, on as as-needed basis, at no cost to the Company, for up to 20 hours per month, through August 31, 2017.

7.     Disclosure. Executive will be given a reasonable opportunity to review and approve any public disclosure concerning his termination of employment with the Company in a Form 8-K, press release, or other manner.

8.     Restrictive Covenants.

(a)     Confidential Information. For a period of two years following the Separation Date, Executive will not, without the prior written consent of the Board of Directors of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (a) while employed by, or providing consulting services to, the Company, in the business of and for the benefit of the Company, or (b) as required by law. "Confidential Information" includes without limitation non-public information concerning the financial data, business plans, product development (or other proprietary product data), customer lists, marketing, acquisition and divestiture plans and other non-public, proprietary and confidential information of the Company. Executive or his legal representatives, heirs or designated beneficiaries must return all Confidential Information within 15 days of the termination of Executive's employment for any reason. Executive acknowledges that this subsection (a) survives the termination of Executive's employment and is enforceable by the Company at any time as long as it remains in effect.

(b)     Non-competition. For a period of one year following the Separation Date, Executive agrees that, without the prior written consent of the Board of Directors of the Company, he will not (i) engage in or have any direct interest in, as an employee, officer, director, agent, subcontractor, consultant, security holder, partner, creditor or otherwise, any business in direct competition with the Company other than as a 2% or less equity stakeholder; (ii) cause or attempt to cause any person who is, or was at any time during the six months immediately preceding the termination of Executive, an employee of the Company to leave the employment of the Company; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company. For purposes of this subsection, a business will be deemed to be in competition with the Company if it is in the business of providing services to oil and/or gas production companies similar to those provided by the Company at the time of Executive's retirement and resignation. Executive acknowledges that this subsection survives the termination of Executive's employment and is enforceable by the Company at any time as long as it remains in effect.

(i)     Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances with respect to both scope and duration, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.

(ii)     Executive agrees that any breach of the covenants contained in this subsection (b) would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law and equity, obtain an injunction, without the posting of a bond or other security, against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive and cease making any payments otherwise required by this Agreement.

(c)     Intellectual Property. Executive acknowledges and agrees that all intellectual property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of Executive during the course of his employment by the Company, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other work product in any way related to the Company's operations and activities, are works for hire and are owned exclusively by the Company, and Executive hereby disclaims any right or interest in or to any such intellectual property.

(d)     Company Property. Within seven days after the Separation Date, Executive agrees to return to the Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to the Company, or any of its affiliates, whether or not constituting Confidential Information. Executive also agrees to return to the Company any other property belonging to the Company, including but not limited to any laptop computer, no later than seven days after the Separation Date. Notwithstanding the preceding sentences, Executive may retain the LG desktop computer that he currently uses, with all software, with the understanding that the Executive will delete Company files from such computer after the consulting period terminates. The Executive and the Company agree that the Executive’s cell phone (including phone number) and iPad and certain other electronic equipment that he has used for the benefit of the Company, and personal items in his office, are the property of the Executive. Executive acknowledges and agrees that retaining any copies of Confidential Information or other property belonging to the Company will be deemed to be the misappropriation of the property of the Company.

9.     Non-Disparagement.     The Executive and the Company (including persons speaking with the authority of the Company whether or not speaking on behalf of the Company) agree to represent the other Party in a positive light and not to disparage or in any way communicate to any person or entity any negative information or opinion concerning the Executive or the Company, its subsidiaries and affiliates, or any of their partners, members, family members, shareholders, officers, directors, executives or agents, or any of them. This provision shall not prohibit either Party from making any statements or taking any actions required by law, or reporting any actions or inactions either Party believes to be unlawful. This provision shall not be interpreted to require or encourage either Party to make any misrepresentations.

10.   General Release.

Executive agrees that, in consideration of the Severance Benefits described in Section 2 above, he will, and hereby does, forever and irrevocably release and discharge Company, its officers, directors, executives, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, executive benefit plans, purchasers, assigns, representatives, successors and successors in interest from any and all claims, actions, agreements causes of action, damages of any kind, demands, debts, defenses, grievances, obligations, contracts, complaints, promises, judgments, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and separation of employment from Company. Executive expressly acknowledges that this General Release includes, but is not limited to, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Age Discrimination In Employment Act (including the Older Workers Benefit Protection Act) (29 U.S.C. §§ 626 et seq.), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Executive Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Genetic Information Nondiscrimination Act of 2008 (42 U.S.C. §§ 2000ff et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Colorado Anti-Discrimination Act (C.R.S. § 24-34-402 et seq.), or any other federal, state, or local law, regulation or ordinance prohibiting employment discrimination or governing employment. The Parties agree that this General Release does not release (i) any claims arising out of any alleged breach of this Agreement, (ii) any claims that may result from, or arise as a result of, that certain Indemnification Agreement by and between Company and Executive dated February 21, 2014, which agreement Executive and Company agree remains in full force and effect, (iii) any rights or claims the Executive may have for indemnification under the Certificate of Incorporation of the Company, the bylaws of the Company or Delaware law, or (iv) any claims arising out of any alleged breach of the agreements establishing the options held by the Executive as described in Section 2(c), which such agreements the Executive and Company agree remain in full force and effect.

11.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective personal representatives, heirs, executors, administrators, successors, and assigns.

12.      Governing Law. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the
State of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction, except as to any matter which is governed by federal law.

13.     Venue. The Parties agree that any claimed violation of this Agreement must be submitted for determination in the state courts in the City and County of Denver, Colorado. In any litigation or arbitration of any dispute between the Parties, the prevailing Party shall be entitled to recover reasonable attorney fees and the other costs of the proceeding.

14.     Severability; Interpretation of Agreement. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect provided such interpretation maintains the agreement of the parties represented by this Agreement substantially in effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

15.     Time to Consider Agreement; Revocation. Executive understands that he has twenty-one (21) days from the date of his receipt of this Agreement to consider his decision to sign it with the release of claims under the Age Discrimination in Employment Act, as amended, contained in Section 10, and that he may unilaterally waive this period at his election. Executive’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period. Executive acknowledges that he may revoke this Agreement for up to and including seven (7) days after his execution of this Agreement; provided, however, that if Executive elects to revoke this Agreement, Executive will not be paid Severance Benefits he would otherwise be entitled to receive under Section 2(b) if the Agreement is not revoked .

16.     Full and Complete Agreement. The Parties agree and understand that no promises, covenants, representations, understandings or warranties have been made other than those expressly contained herein, and that this Agreement constitutes the entire agreement between the Parties. The Parties agree that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

17.     Agreement Freely Entered. Each Party represents to the other Party that it carefully read this Agreement, that it understands all of the terms hereof, that it had a reasonable amount of time to consider its decision to sign this Agreement, that it has been advised in writing and has had the opportunity to discuss all the terms of this Agreement with an attorney of its choice, that in executing this Agreement it does not rely and has not relied upon any representation or statement made by any other Party nor the agents, representatives or attorneys of such Party with regard to the subject matter, basis, or effect of the Agreement, and that it enters into this Agreement voluntarily, of its own free will, without any duress and with knowledge of its meaning and effect. In entering into this Agreement on behalf of the Company, the signatory on behalf of the Company represents to Executive that he does so with all authority necessary to do so.

18.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this agreement in the presence of the other Party. No Party shall be bound until such time as both Parties have executed counterparts of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of May 5, 2017.

RICK D. KASCH		ENSERVCO CORPORATION

By:

Richard Murphy

Title: Chairman of the Board

Dated: May __, 2017		Dated: May __, 2017